Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated February 12, 2024 relating to the financial statements of Marsh & McLennan Companies, Inc. and the effectiveness of Marsh & McLennan Companies, Inc.’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Marsh & McLennan Companies, Inc. for the year ended December 31, 2023. We also consent to the reference to us under the heading "Experts" in such Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Deloitte & Touche LLP

New York, New York

July 24, 2024